Exhibit 4.3

RIVERBED TECHNOLOGY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

February 10, 2006

i

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 10th day of February, 2006, by and among Riverbed Technology, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor” and collectively the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of (i) the Company’s Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Series A Preferred Stock”), (ii) the Company’s Series B Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Series B Preferred Stock”) and/or (iii) the Company’s Series C Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Series C Preferred Stock”) and possess registration rights, information rights, rights of first offer and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of December 10, 2004 by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived (other than Section 2.1, Section 2.2, Section 2.3 and Section 2.4), with the consent of the Company and the holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement);

WHEREAS, Section 2.1, Section 2.2, Section 2.3 and Section 2.4 of the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of at least 70% of the Registrable Securities that are held by Major Investors (as such term is defined in the Prior Agreement);

WHEREAS, the Existing Investors, as holders of (i) a majority of the outstanding Registrable Securities and (ii) at least 70% of the Registrable Securities that are held by Major Investors, desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain Investors are parties to the Series D Preferred Stock Purchase Agreement dated as of even date herewith by and among the Company and such Investors (the “Series D Agreement”), which provides that as a condition to the closing of the sale of the Series D Preferred Stock (the “Series D Preferred Stock,” collectively with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”), this Agreement must be executed and delivered by such Investors, by the Company and by the requisite Existing Investors.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(d) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Act.

(e) The term “Lighthouse Warrants” shall mean those certain Preferred Stock Purchase Warrants issued by the Company to Lighthouse Capital Partners IV, L.P. and Lighthouse Capital Partners V, L.P. on May 19, 2004.

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(g) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h) The term “Registrable Securities” means (i) all shares of Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the shares of Common Stock issuable or issued upon conversion of the 32,967 shares of Series A Preferred Stock issuable under the SVB Warrant; provided, however, that such shares shall not be deemed to be Registrable Securities for purposes of Sections 1.2, 1.12, 2.1, 2.2, 2.4 and 3.7, (iii) the shares of Common Stock issuable or issued upon conversion of the 100,000 shares of Series B Preferred Stock issuable under the Lighthouse Warrants; provided, however, that such shares shall not be deemed to be Registrable Securities for purposes of Sections 1.12, 2.1, 2.2, 2.4 and 3.7 and (iv) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) and (iii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(i) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(j) The term “Rule 144” shall mean Rule 144 under the Act.

(k) The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Act.

(l) The term “SEC” shall mean the Securities and Exchange Commission.

(m) The term “SVB Warrant” shall mean that certain Warrant to Purchase Stock issued by the Company to Silicon Valley Bank on March 31, 2003.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from the Holders of twenty percent (20%) or more of the Registrable Securities then outstanding (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in good faith that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(ii) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective and the sales of such Registrable Securities have closed;

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company initiated registration statement subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period, and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered. Such written request may specify all or a part of a Holder’s Registrable Securities. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in good faith is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period, and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for an aggregate period not to exceed thirty (30) days in any twelve month period, the use of, or trading under, any registration statement if the Company shall determine that the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the Company require disclosure of material nonpublic information or events that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided that the Company is not, except for the fact that a registration statement is then in effect, required to otherwise disclose such information or events to the public; provided, further, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the Company shall provide written notice to each Holder of such suspension and the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 and 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with Violations that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that failure of the underwriting agreement to address a provision contained herein shall not be deemed a conflict.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 at all times after the effective date of the Initial Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, affiliate, partner, limited partner, retired partner or stockholder of a Holder, (ii) is a Holder, (iii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iv) after such assignment or transfer, holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of effectiveness of the registration statement relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company’s Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding anything herein to the contrary, except with respect to the Series C Preferred Stock and Series D Preferred Stock (or the Common Stock issued upon conversion thereof) purchased by The Goldman Sachs Group, Inc. and Goldman Sachs Direct Investment Fund 2000, L.P. (together “Goldman Sachs”) pursuant to that certain Series C Preferred Stock Purchase Agreement dated December 10, 2004 (the “Series C Agreement”) or the Series D Agreement, all of which shares are subject to this Section 1.13, Goldman Sachs and its affiliates may engage in any brokerage, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its and its affiliates’ business.

(b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO ISSUER’S INITIAL PUBLIC OFFERING OF ITS COMMON STOCK, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Offering, or (ii) as to any Holder, such earlier time after the Initial

Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor (or transferee of an Investor) that holds at least 1,250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) (a “Major Investor”):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(f) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Investor and such Major Investor’s accountants and counsel, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information. Each such Major Investor shall have such other access to management and information as is reasonably necessary for it to comply with applicable laws and regulations and reporting obligations.

2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the Initial Offering, or (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term “Major Investor” includes any general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a written notice in accordance with Section 3.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock that are Registrable Securities issued and held by such Major Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

(c) If all Shares that Major Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors, consultants and other service providers, with the approval of the Company’s Board of Directors, including at least one director elected by the holders of Preferred Stock, for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors, (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Act pursuant to which all outstanding shares of Preferred Stock are converted into Common Stock pursuant to Section 4(b) of Article IV of the Company’s Restated Certificate of Incorporation, as the same may be amended from time to time (the “Restated Certificate”) (such offering a “Qualified Public Offering”), (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; (iv) the issuance of stock, warrants or other securities or rights pursuant to a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise, provided that such issuances are approved by the Board of Directors, including at least two of the directors elected by the holders of Preferred Stock; (v) the issuance of securities purchased under the Series D Agreement; or (vi) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships, including strategic transactions, provided such issuances are primarily for other than equity financing purposes and are approved by the Company’s Board of Directors, including the directors elected by the holders of Preferred Stock. In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e) The rights provided in this Section 2.4 may not be assigned or transferred by any Major Investor; provided, however, that a Major Investor may assign or transfer such rights to any partner or affiliate of such Major Investor.

(f) The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of the Company’s “Qualified Public Offering”.

2.5 Directors’ and Officers’ Indemnification. The Company shall enter into and use its best efforts to at all times maintain indemnification agreements with each of its directors and officers to indemnify such directors and officers to the maximum extent permissible under applicable law.

2.6 Directors’ and Officers’ Insurance. Unless the Board of Directors determines otherwise, the Company shall maintain directors’ and officers’ liability insurance in amounts appropriate for companies situated similarly to the Company.

2.7 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement or Consulting Agreement, respectively, each in substantially the forms approved by the Company’s Board of Directors.

2.8 Termination of Certain Covenants. The covenants set forth in Sections 2.5, 2.6, 2.7 and 2.10 shall terminate and be of no further force or effect upon the consummation of the closing of a Qualified Public Offering.

2.9 Certain Covenants Relating to SBA Matters.

(a) Use of Proceeds. The proceeds from the issuance and sale of the Series D Stock pursuant to the Series D Agreement (the “Proceeds”) to each Investor that is a licensed Small Business Investment Company (an “SBIC Investor”) shall be used by the Company for its growth, modernization or expansion.

(b) Business Activity. For a period of one year following the initial Closing under the Series D Agreement the Company shall not change the nature of its business activity if such change would render the Company ineligible as provided in 13 C.F.R. Section 107.720.

(c) Compliance. So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

(d) Information for SBIC Investor. Within 45 days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor such written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor’s financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financings on the Company’s business in terms of profits and on taxes paid by the Company and its employees as the SBIC Investor shall reasonably request. Upon reasonable request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with their obligations under the Small Business

Investment Act of 1958, as amended, and the regulations promulgated thereunder and related thereto; provided, however, each SBIC Investor hereby agrees that it will protect any information which the Company labels as confidential to the extent permitted by law. If requested by an SBIC Investor, any submission of any financial information under this Section shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer.

2.10 Expenses Relating to Board Meetings. The Company shall promptly reimburse in full, each non-employee director of the Company for all of his or her reasonable out-of-pocket expenses incurred as a result of travel to and from each meeting of the Company’s Board of Directors or any committee thereof.

2.11 Observer Rights.

(a) As long as Goldman Sachs and its affiliates own not less than fifty percent (50%) of the shares of Series C Preferred Stock (or Common Stock or other securities issued or issuable upon conversion or exchange thereof) it originally purchased pursuant to the Series C Agreement (such number to be proportionally adjusted for stock splits, stock dividends, and similar events), the Company shall invite a representative of Goldman Sachs to attend all meetings (whether in person, or telephonic or other) of its Board of Directors, and all committees thereof, in a nonvoting observer capacity and, in this respect, shall, concurrently with the members of the Board, and in the same manner, give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that a majority of the Board acting in good faith shall have the right to withhold any information and to exclude such representative from any meeting or portion thereof if withholding such information or exclusion of attendance at such meeting, based on the advice of counsel, is necessary to preserve the Company’s attorney-client privilege between the Company and its counsel. The Company agrees to reimburse such representative for its reasonable expenses incurred in connection with attending meetings of the Board of Directors.

(b) As long as Meritech Capital Partners II, L.P. (“Meritech”) and its affiliates own not less than fifty percent (50%) of the shares of Series D Preferred Stock (or Common Stock or other securities issued or issuable upon conversion or exchange thereof) it originally purchased pursuant to the Series D Agreement (such number to be proportionally adjusted for stock splits, stock dividends, and similar events), the Company shall invite a representative of Meritech to attend all meetings (whether in person, or telephonic or other) of its Board of Directors, and all committees thereof, in a nonvoting observer capacity and, in this respect, shall, concurrently with the members of the Board, and in the same manner, give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that a majority of the Board acting in good faith shall have the right to withhold any information and to exclude such representative from any meeting or portion thereof if withholding such information or exclusion of attendance at such meeting, based on the advice of counsel, is necessary to preserve the Company’s attorney-client privilege between the Company and its counsel. The Company agrees to reimburse such representative for its reasonable expenses incurred in connection with attending meetings of the Board of Directors.

2.12 No Promotion. Except as required by law, the Company agrees that it will not, without the prior written consent of the applicable Goldman Sachs entity, in each instance, (i) use in advertising, publicity, or otherwise the name of Goldman Sachs & Co., or any affiliate of Goldman Sachs & Co., or any partner or employee of Goldman Sachs & Co., nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman Sachs & Co. or its affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Goldman Sachs & Co. This provision shall survive termination of this Agreement. The Company further agrees that neither it nor any of its affiliates shall use the names of any Goldman entity in any press release, notice, or other publication without prior written consent from such Goldman entity; provided, however, the Company may disclose the fact that the Goldman entities have invested in the Company and the amount of their investment.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any), the Series D Agreement and the documents delivered in connection herewith and therewith constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and amends and restates in its entirety the Prior Agreement, which shall have no further force or effect. Any term of this Agreement (other than Section 2.1, Section 2.2, Section 2.3 and Section 2.4) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities; provided, however, that the written consent of (i) Goldman Sachs shall be necessary for any amendment or waiver of Section 2.11(a) (but only for so long as Goldman Sachs has an observation right pursuant to Section 2.11(a)) and (ii) Meritech shall be necessary for any amendment or waiver of Section 2.11(b) (but only for so long as Meritech has an observation right pursuant to Section 2.11(b)). The provisions of Section 2.1, Section 2.2, Section 2.3 and Section 2.4 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of at least 70% of the Registrable Securities that are held by Major Investors. Notwithstanding the foregoing, in the event that (x) the requisite Major Investors (the “Waiving Major Investors”), on behalf of all Major Investors (such Major Investors that do not provide waivers, the “Non-Waiving Major Investors”), waive the right of first offer (the “Waiver”) with respect to any offering by the Company of its Shares (as defined in Section 2.4) and (y) the Waiving Major Investors then purchase Shares in such offering, then each Non-Waiving Major Investor will be entitled to purchase Shares in such offering in an amount equal to the product of (a) and (b), with (a) equal to that number of Shares that such Non-Waiving Major Investor would have been entitled to purchase pursuant to Section 2.4 in the absence of the Waiver and (b) equal to a fraction, with the numerator equal to the aggregate number of Shares purchased by the Waiving Major Investors and the denominator equal to the aggregate number of Shares that the Waiving Major Investors would have been entitled to purchase pursuant to Section 2.4 in the absence of the Waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons or entities under common management or control of an Investor (including but not limited to: (i) a constituent partner or a retired partner of an Investor that is a partnership; (ii) a parent, subsidiary or other affiliate of an Investor that is a corporation; (iii) an immediate family member living in the same household, a descendant, or a trust therefore, in the case of an Investor who is an individual; or (iv) a member of an Investor that is a limited liability company) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

RIVERBED TECHNOLOGY, INC.

By:	/s/ Jerry Kennelly
Jerry Kennelly,
President and Chief Executive Officer

Address:	501 Second Street, Suite 410
San Francisco, CA 94107

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

ACCEL VIII L.P.

By:	Accel VIII Associates L.L.C.
Its General Partner

By:	/s/ Tracy Sedlock
Managing Member

ACCEL INTERNET FUND IV L.P.

By:	Accel VIII Associates L.L.C.
Its General Partner

By:	/s/ Tracy Sedlock
Managing Member

ACCEL INVESTORS 2002 L.L.C.

By:	/s/ Tracy Sedlock
Managing Member

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

BURN3 LLC

By:	/s/ Jim Swartz
Managing Member

HOMESTAKE PARTNERS L.P.

By:	/s/ Jim Swartz
General Partner

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

LIGHTSPEED VENTURE PARTNERS VI, L.P.

By:	Venture Investors General Partner, L.L.C.

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member

LIGHTSPEED VENTURE PARTNERS VI-A, L.P.

By:	Venture Investors General Partner, L.L.C.

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member

LIGHTSPEED VENTURE PARTNERS VI CAYMAN, L.P.

By:	Venture Investors General Partner, L.L.C.

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member

LIGHTSPEED VENTURE PARTNERS ENTREPRENEUR VI, L.P.

By:	Venture Investors General Partner, L.L.C.

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member

LIGHTSPEED VENTURE PARTNERS ENTREPRENEUR VI-A, L.P.

By:	Venture Investors General Partner, L.L.C.

By:	/s/ Christopher J. Schaepe
Christopher J. Schaepe, Member

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

BRIGHAM YOUNG UNIVERSITY

By:	/s/ G.P. Williams
Name:	G.P. Williams
Title:	Associate Director – Center For Entrepreneurship

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

UTAH VENTURES III, L.P.

By:	Utah Venture Partners III, L.L.C., Its General Partner

By:	/s/ Blake Modersitzki
Name:	Blake Modersitzki
Title:

UTAH ENTREPRENEURS FUND III, L.P.

By:	Utah Entrepreneur Partners III, L.L.C., Its General Partner

By:	/s/ Blake Modersitzki
Name:	Blake Modersitzki
Title:

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Joseph P. Disabato
Name:	Joseph P. Disabato
Title:	Attorney-in-Fact

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

By:	GS Employee Funds 2000 GP, L.L.C.
Its General Partner

By:	/s/ Joseph P. Disabato
Name:	Joseph P. Disabato
Title:	Attorney-in-Fact

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

STEVEN MCCANNE, TRUSTEE OF THE STEVEN MCCANNE REVOCABLE TRUST u/a/d 11/29/00

By:	/s/ Steven McCanne
Title:	Trustee

STEVEN MCCANNE, TRUSTEE OF THE MCCANNE K TRUST u/a/d 7/21/00

By:	/s/ Steven McCanne
Title:	Trustee

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

MERITECH CAPITAL PARTNERS II L.P.

By:	Meritech Capital Associates II L.L.C. its General Partner

By:	Meritech Management Associates II L.L.C. a managing member

By:	/s/ Paul S. Madera
Paul S. Madera, a managing member

MERITECH CAPITAL AFFILIATES II L.P.

By:	Meritech Capital Associates II L.L.C. its General Partner

By:	Meritech Management Associates II L.L.C. a managing member

By:	/s/ Paul S. Madera
Paul S. Madera, a managing member

MCP ENTREPRENEUR PARTNERS II L.P.

By:	Meritech Capital Associates II L.L.C. its General Partner

By:	Meritech Management Associates II L.L.C. a managing member

By:	/s/ Paul S. Madera
Paul S. Madera, a managing member

SIGNATURE PAGE TO AMENDED AND

RESTATED INVESTORS’ RIGHTS AGREEMENT

Schedule A

Accel VIII L.P.

Accel Internet Fund IV L.P.

Accel Investors 2002 L.L.C.

Martin Vetterli

Eric Wolford

G&H Partners

Burn3 LLC

Homestake Partners L.P.

Lightspeed Venture Partners VI, L.P.

Lightspeed Venture Partners VI-A, L.P.

Lightspeed Venture Partners VI Cayman, L.P.

Lightspeed Venture Partners Entrepreneur VI, L.P.

Lightspeed Venture Partners Entrepreneur VI-A, L.P.

The Board of Trustees of the Leland Stanford Junior University (LSVF)

Silicon Valley Bancshares (an “Investor” only for purposes of Section 1 of this Agreement and specifically not for Section 2 of this Agreement.)

Lighthouse Capital Partners V, L.P. (an “Investor” only for purposes of Section 1 of this Agreement and specifically not for Section 2 of this Agreement.)

Utah Ventures III, L.P.

Utah Entrepreneurs Fund III, L.P.

Steven McCanne, Trustee of the Steven McCanne Revocable Trust u/a/d 11/29/00

Steven McCanne, Trustee of the McCanne K Trust u/a/d 7/21/00

Don and Sandra McCanne

Peter Danzig

The Goldman Sachs Group, Inc.

Goldman Sachs Direct Investment Fund 2000, L.P.

Harry Nelson

Philip H. Albert

Meritech Capital Partners II L.P.

Meritech Capital Affiliates II L.P.

MCP Entrepreneur Partners II L.P.

Brigham Young University